Exhibit (5)

                          Investment Adviser Agreement






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                      INVESTMENT MANAGEMENT AND ADVISORY SERVICES AGREEMENT


        WHEREAS, The Investment Company Act of 1940 ("1940 Act"), as amended, requires that any person acting as an investment adviser to a registered investment company shall so act pursuant to a written contract; and
        WHEREAS, Great-West Variable Annuity Account A ("Variable Annuity Account A") is registered under the 1940 Act as an investment company and GW Capital Management, LLC ("Capital Management") is registered as an investment adviser under the Investment Advisers Act of 1940;
        NOW THEREFORE:
        Capital Management hereby agrees to provide investment management and advisory services relative to variable annuity contracts issued by Great-West Life & Annuity Insurance Company ("GWL&A") providing for payments or values which vary depending on the investment experience of the assets of Variable Annuity Account A ("Variable Annuity Contracts").
        Such investment management and advisory services shall include management of the investment of the assets of Variable Annuity Account A, investment analysis and all other matters associate with the investment management of a variable annuity account. Capital Management shall provide current investment programs for the approval or rejection of the Variable Annuity Account Committee of Variable Annuity Account A ("Committee"); if any such current program be rejected, Capital Management shall thereupon prepare another current program for consideration by the Committee. Upon approval of a current investment program by the Committee, Capital Management shall cause the same to be executed by placing orders for the purchase or sale of investments conforming to the objectives of the approved current investment program. Capital Management shall pay all expenses incidental to such services except brokerage commissions, stamp or transfer taxes and other direct costs of acquisition or disposition of assets of Variable Annuity Account A, which shall be borne by Variable Annuity Account A.
        For such services, Capital Management will receive compensation per valuation period, as that period is defined in the Group Variable Annuity Contracts, of .0088% of the value of Variable Annuity Account A, provided that, in the event that under or pursuant to the terms of Variable Annuity Contracts, the duration of valuation periods is established at less than seven days, compensation to be received periodically by Capital Management hereunder will be based on an effective annual rate of .4656% so as to provide compensation on an annual basis equivalent to compensation of .0088% per valuation period as aforesaid.
        Capital Management also hereby agrees: (1) to maintain and preserve for such period or periods as the Securities and Exchange Commission shall prescribe by rules and regulations, such accounts, books, and other documents as are necessary or appropriate to record Capital Management's transactions with Variable Annuity Account A; (2) that such accounts, books and other records maintained pursuant to (1) shall be subject at any time and from time to time such reasonable periodic, special and other examinations by the Commission, or any member or representative thereof, as the Commission may prescribe; and (3) to furnish to the Commission, within such reasonable time as the Commission may prescribe, copies of or extracts from such accounts, books and other records which may be prepared without undue effort, expense, or delay, as the Commission may by order require.
        This agreement shall be effective as of and from December 5, 1997. This agreement shall thereafter continue in full force and effect from year to year until terminated by Capital Management or the Committee or by a majority of the votes available to Participants, without the payment of any penalty, on sixty days' written notice. It is provided, however, that this agreement shall automatically terminate:
         (a) unless its continuance is specifically approved, at least annually, either (i) by the affirmative vote of a majority of the Committee, or
           (ii) by a majority of the votes available to Participants, or
         (b) upon any assignment of the agreement.
        Additionally, each annual approval of this agreement must be approved by the affirmative vote of the Committee, which affirmative vote shall include a majority of the members of the Committee who are not parties to such contract or agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval.
        Notwithstanding the foregoing paragraphs, Capital Management may not terminate this agreement in any way which would be contrary to, or in violation of, any provisions of the Variable Annuity Contracts. If subsequent to termination of this agreement by the Committee or Participants, Capital Management must still render investment management and advisory services in respect of Variable Annuity Account A, Capital Management will continue to be compensated in accordance with the terms of the Variable Annuity Contracts.
        This agreement is subject to the provisions of the Investment Company Act of 1940, as amended, the Securities Act of 1933, as amended, and the rules and regulations promulgated by the Securities and Exchange Commission pursuant to the aforesaid Acts.

                            GW CAPITAL MANAGMENT, LLC
                                    By:     /s/ J.T. Hughes
                                    President


Attest:

/s/ D.G. McLeod
Treasurer



                                    GREAT-WEST VARIABLE ANNUITY ACCOUNT A
By:     /s/ J.D. Motz
                                    Chairman
                                            Variable Annuity Account Committee


Attest:

/s/ B.A. Byrne
Secretary
Variable Annuity Account Committee